Exhibit 15.1

TELVENT

Calling of an Ordinary and Extraordinary Shareholders’ Meeting*

The Board of Directors of Telvent GIT, S.A calls the shareholders for the Ordinary and Extraordinary General Shareholders’ Meeting that will be held at the Company’s corporate headquarters located in Alcobendas (Madrid) at calle Valgrande, 6 on May 26, 2005, at 17:00 p.m. local time, on first call and, as the case may be, the next day in the same place and at the same time, on second call, in accordance with the following:

Agenda

First.-	Approval, as the case may be, of the appointment of two new Directors:
- Mr. Bernardo José Villazán.
- Mr. Emilio Casinello Asubán.
Second.-	Approval, as the case may be, of the actions of the Board of Directors.
Third.-	Approval, as the case may be, of the renewal of the appointment of the current Directors.
Fourth.-	Approval, as the case may be, of the Board of Directors’ compensation.
Fifth.-	Examination and approval, as the case may be, of the Annual Accounts (Balance Sheet, Statement of Operations, Statement of Cash Flows, and the Notes to the Financial Statements) and the Management Report, individually in accordance with Spanish and United States accounting as well as consolidated in accordance with United States accounting, for the financial year 2004, and the allocation of profit or loss for that year.
Sixth.-	Reelection or appointment, as the case may be, of the Auditor of the Company for year 2005.
Seventh.-	Special delegation of power to execute and legalize all documents memorialising the actions of the shareholders at this meeting.
Eighth.-	Grant of power to formalize all documents memorialising the actions of the shareholders at this meeting.
Ninth.-	Approval, as the case may be, of the minutes of this meeting.

Shareholders of record as of May 21, 2005 are entitled to attend and vote on the matters set forth above. From the date of publication of this notice, the shareholders shall be entitled to obtain, immediately and free of charge, the documentation which is to be presented at the Ordinary and Extraordinary Shareholders’ Meeting. Likewise, all shareholders have the right to be informed in accordance with Article 112 of the Spanish Corporations Law.

Shareholders of the Company are permitted to attend the meeting and may vote in person or by proxy in accordance with the Company’s Rules of Procedures of the General Meeting of Shareholders, which can be viewed at www.telvent.com/investor_zone/cg_internal_norms.htm.

A proxy card for voting may be found on our website:
www.telvent.com/investor_zone/shareholders_meetings.htm
Proxy cards should be delivered to the Company to the attention of the Secretary to the Board of Directors.

In Madrid, on April 28, 2005.

The Secretary to the Board of Directors
Ana Isabel Morales Rodríguez

*	English translation of notice published in Spain on May 4, 2005